Execution Version

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is entered into as of August 6, 2026 (the “Agreement Date”), by and among (i) Corre Partners Management, LLC, a Delaware limited liability company (“Corre”), (ii) the sellers identified on Schedule I hereto (each, a “Seller” and collectively, “Sellers”, and Sellers together with Corre, each a “Corre Party” and collectively, the “Corre Parties”) and (iii) the buyer identified on Schedule I (“Buyer”). Each of the Corre Parties and Buyer is a “Party” to this Agreement and are collectively referred to herein as the “Parties”.

Each Seller is the beneficial owner of the number of shares of common stock, $0.30 par value per share (“Common Stock”), of Team, Inc., a Delaware corporation, (the “Issuer”) set forth opposite such Seller's name on Schedule I (collectively, the “Shares”). The Shares are held in book-entry form through one or more securities accounts maintained with brokers or other participants in The Depository Trust Company (“DTC”) and are registered in the name of Cede & Co. or another nominee and not in the name of the applicable Seller. Buyer desires to purchase, and each Seller desires to sell, the number of Shares set forth opposite the applicable Seller on Schedule I hereto (the “Applicable Shares”), subject to the terms and conditions set forth in this Agreement.

The term “affiliate” as used throughout this Agreement shall mean, as to any person, a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person (for the avoidance of doubt, Corre shall be deemed an affiliate of each Seller for all purposes hereunder, but (x) no portfolio company of Corre shall be deemed an affiliate of Corre so long as such portfolio company does not act at the direction of, or with information from, any Corre Party in connection with, or in contravention of, the agreements contemplated by this Agreement and (y) no Party shall be deemed an affiliate of the Issuer).

The term “Business Day” as used throughout this Agreement shall mean any day other than Saturday or Sunday on which commercial banks are authorized or required by law to be closed in New York, New York.

In consideration of the mutual covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Purchases and Sales of Shares. For the purchase prices (the “Purchase Prices”) set forth on Schedule I, and subject to the terms and conditions set forth herein, as of the Closing, each Seller hereby irrevocably sells, assigns, grants, conveys and transfers to Buyer, and Buyer hereby irrevocably purchases and acquires from such Seller, the Applicable Shares of such Seller, free and clear of any Encumbrances (as defined below) (except for any restrictions arising under applicable securities laws), and, to the extent related thereto, subject to and in accordance with Section 2, any payments, dividends or distributions made by the Issuer on or after the Agreement Date with respect to the Applicable Shares. The “Closing” shall occur on the Agreement Date. At the Closing, (a) each Seller shall cause the Applicable Shares to be credited by book-entry transfer through the facilities of DTC to the account of Buyer's broker or custodian identified in the settlement instructions set forth on Schedule II; and (b) Buyer shall deliver the applicable Purchase Price by wire transfer of immediately available funds to the account designated by the respective Seller, in accordance with such Seller’s wire instructions set forth on Schedule III. After the close of business on the Closing, Corre shall deliver to the Issuer (with a copy to Buyer) a written irrevocable waiver of specified rights of Sellers under that certain Board Rights Agreement dated as of June 16, 2023, as amended (the “Board Rights Agreement”), in the form of Exhibit A hereto. The Parties acknowledge that upon completion of the Closing, legal record ownership of the Shares may remain reflected in the name of Cede & Co. or another nominee of DTC, and that the transfers of the Shares shall occur through changes in beneficial ownership reflected in the records of the applicable brokers, custodians and/or clearing systems.

2. Distributions. If at any time on or after the Agreement Date, a payment or distribution on account of the Shares (a “Distribution”) is received by a Seller, such Seller shall (a) accept and hold the Distribution on behalf of and for the sole benefit of Buyer, (b) have no equitable or beneficial interest in the Distribution, and (c) deliver the Distribution (for no additional consideration and net of Buyer’s out-of-pocket expenses to effectuate such delivery and free of any withholding, setoff, recoupment, or deduction of any kind except as required by law) promptly (but in the case of a cash Distribution received (i) after the Agreement Date and on or prior to the date of the Closing, in no event later than the date of the Closing and (ii) after the date of the Closing, in no event later than two (2) Business Days after the date on which such Seller receives such Distribution) to Buyer in the same form received. If any portion of such Distribution includes Shares or other non-cash Distribution, such Seller shall use commercially reasonable efforts (at Buyer’s sole expense) to assist Buyer to cause such non-cash Distribution to be registered in Buyer’s name, or such name as Buyer may direct in writing, and deliver such Shares or other non-cash Distribution to Buyer, or to such entity as Buyer may direct in writing, as promptly as practicable. Each Seller’s obligation to transfer any such Distribution to Buyer pursuant to this Section 2 shall not apply to the extent prohibited under any applicable law, rule, order or other document governing the transfer of any such Distribution. In the event such Seller is prohibited from transferring such Distribution pursuant to the immediately preceding sentence, such Seller shall continue to hold such Distribution on behalf of and for the sole benefit of Buyer and shall otherwise have no equitable or beneficial interest in such Distribution. Any and all cash payments to be made hereunder shall be delivered to Buyer in accordance with the wire transfer instructions specified on Schedule III hereto.

3. Representations and Warranties of Buyer. Buyer hereby represents and warrants to each Corre Party as follows:

(a) Organization and Standing. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

(b) Authority. Buyer has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken and no other action on the part of Buyer is necessary to authorize or approve this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by each Corre Party, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity (the “Enforceability Exceptions”).

(c) No Conflicts; Consents. The execution and delivery of this Agreement by Buyer do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, any provision of (i) the governing documents of Buyer, (ii) any contract, commitment, agreement or arrangement to which Buyer or any of its affiliates is a party or by which its properties or assets are bound, or (iii) any judgment, order, or decree, or statute, law, ordinance, rule or regulation applicable to Buyer or any of its affiliates or its properties or assets, except, in the case of the foregoing clauses (ii) and (iii), where such conflict, violation or default, individually or in the aggregate, would not reasonably be expected to materially impair or delay Buyer’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(d) Actions and Proceedings. There are no (i) outstanding Orders of any Governmental Entity against Buyer, (ii) lawsuits, actions or proceedings pending or, to the knowledge of Buyer, threatened against Buyer, or (iii) investigations by any Governmental Entity which are pending or, to the knowledge of Buyer, threatened against Buyer, in each case, that, individually or in the aggregate, would reasonably be expected to impair or delay the ability of Buyer to consummate the transactions contemplated hereby or to perform its obligations under this Agreement.

(e) Independent Investigation. Buyer (i) is a sophisticated buyer with respect to the Issuer and the Shares, (ii) has adequate information concerning the Issuer and the Shares, (iii) has adequate information concerning the business and financial condition of the Issuer and any affiliates of the Issuer, (iv) has conducted, to the extent it deemed necessary, an independent investigation of such matters as, in its judgment, is necessary for it to make an informed investment decision with respect to the Issuer and the Shares, and (v) has not relied upon the Corre Parties for any investigation into, assessment of, or evaluation with respect to the Issuer and/or the Shares.

(f) Acknowledgement; Value of Shares. Buyer acknowledges and confirms that it is aware that no Seller is making any representation or warranty to Buyer whatsoever with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of the Issuer, or with respect to the value of the Applicable Shares. Buyer acknowledges and confirms that it is aware that the closing sale price of the Applicable Shares (the “Stock Price”) has fluctuated since each Seller acquired the Applicable Shares and is likely to continue to fluctuate after the Closing, including possible material decreases to the Stock Price.

(g) No Broker’s Fee. There is no investment banker, broker, finder or other intermediary who is or will become entitled to any fee or commission in connection with this Agreement or otherwise upon consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

4. Representations and Warranties of the Corre Parties. Each Corre Party, severally with respect to itself only, hereby represents and warrants to Buyer as follows:

(a) Organization and Standing. The Corre Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

(b) Authority. The Corre Party has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All acts and other proceedings required to be taken by the Corre Party to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken and no other action on the part of the Corre Party is necessary to authorize or approve this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Corre Party and, assuming due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of the Corre Party, enforceable against the Corre Party in accordance with its terms, except as such enforcement may be limited by applicable Enforceability Exceptions.

(c) No Conflicts; Consents. The execution and delivery of this Agreement by the Corre Party does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, (i) any judgment, order or decree, or statute, law, ordinance, rule or regulation applicable to the Corre Party or the Applicable Shares or (ii) any contract, commitment, agreement or arrangement to which the Corre Party is a party or by which any of the Applicable Shares are bound (including, for the avoidance of doubt, the Board Rights Agreement, excluding the loss of benefits under the Board Rights Agreement as a result of the transactions contemplated by this Agreement). The execution and delivery of this Agreement by the Corre Party does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, result in the creation of any lien (statutory or other), claim, encumbrance, mortgage, security interest, community property interest, option, charge pledge, condition, equitable interest, right of first refusal, or restriction of any kind on the Shares, including any restriction on the use, voting, transfer, receipt of income or exercise of any other attribute of ownership of the Shares (collectively, “Encumbrances”) (except for any restrictions arising under applicable securities laws). No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Corre Party in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(d) Actions and Proceedings. There are no (i) outstanding Orders of any Governmental Entity against the Corre Party, (ii) lawsuits, actions or proceedings pending or, to the knowledge of the Corre Party, threatened against the Corre Party, or (iii) investigations by any Governmental Entity which are pending or, to the knowledge of the Corre Party, threatened against the Corre Party, in each case, that, individually or in the aggregate, would reasonably be expected to impair or delay the ability of the Corre Party to consummate the transactions contemplated hereby or to perform its obligations under this Agreement.

(e) Seller’s Shares. The Seller is the sole beneficial owner of its Applicable Shares and beneficially owns such Applicable Shares free and clear of any Encumbrance or adverse claim of any kind. Such Seller has not made any prior assignment or transfer of the Applicable Shares or of any interest therein and is not subject to any agreement (other than this Agreement) or arrangement to do the same. The Seller’s Applicable Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of such Shares. The Applicable Shares of such Seller, together with the Applicable Shares of the other Sellers, constitute all of the shares of Common Stock beneficially owned by the Sellers and their affiliates (other than warrants to purchase Common Stock).

(f) Independent Investigation. The Corre Party (i) is a sophisticated seller with respect to the Issuer and the Shares, (ii) has adequate information concerning the Issuer and the Shares, (iii) has adequate information concerning the business and financial condition of the Issuer and any affiliates of the Issuer, (iv) has conducted, to the extent it deemed necessary, an independent investigation of such matters as, in its judgment, is necessary for it to make an informed investment decision with respect to the Issuer and the Shares, and (v) has not relied upon Buyer for any investigation into, assessment of, or evaluation with respect to the Issuer and/or the Shares.

(g) No Broker’s Fee. There is no investment banker, broker, finder or other intermediary who is or will become entitled to any fee or commission in connection with this Agreement or otherwise upon consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Corre Party or its affiliates.

(h) No Related Party Agreements. Each Corre Party has provided to Buyer a true, correct and complete list of all agreements, arrangements and understandings, whether written or oral, between (i) such Corre Party, any of its affiliates or any of its or their officers, directors or employees, on the one hand and (ii) the Issuer, any of its affiliates or any of its or their directors, officers or employees or any direct or indirect beneficial owner of more than five percent (5%) of the number or voting power of the shares of Common Stock or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Securities Exchange Act of 1934), on the other hand. For the purposes of this Section 4(h), all documents filed with the Securities and Exchange Commission shall be deemed provided to Buyer.

(i) No Transfer Restrictions. Each Seller represents and warrants to Buyer that, as of the Agreement Date, such Seller and its affiliates hold their interests in the Second Amended and Restated Second Lien Term Loan Agreement, dated as of March 12, 2025 (as amended on September 11, 2025), by and among the Issuer, the guarantors party thereto, the lenders party thereto, and Cantor Fitzgerald Securities, as administrative agent and collateral agent, as amended, restated, supplemented or otherwise modified from time to time (the “Second Lien Term Loan Agreement”) free and clear of any restrictions that would prevent such Seller from complying with its obligations under this Agreement.

(j) Board Rights Agreement. The Corre Party, and, to the actual knowledge of such Corre Party, each other Corre Party and the Issuer, has performed all obligations required to be performed by it under the Board Rights Agreement. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to the Board Rights Agreement by the Corre Party, or, to the knowledge of such Corre Party, each other Corre Party and the Issuer. The Corre Party has not received any written notice regarding any actual or alleged violation, breach of or default under, intention to cancel or terminate the Board Rights Agreement.

(k) Acknowledgement; Value of Shares. Each Seller acknowledges and confirms that it is aware that Buyer is not making any representation or warranty to such Seller whatsoever with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of the Issuer, or with respect to the value of the Applicable Shares. Each Seller acknowledges and confirms that it is aware that the Stock Price has fluctuated since each Seller acquired the Applicable Shares and is likely to continue to fluctuate after Closing, including possible material increases to the Stock Price.

5. Other Obligations.

(a)
Each Corre Party agrees that, from the Agreement Date until six (6) months following the date that the Corre Parties and their respective affiliates cease (i) to own, beneficially or of record, any shares of Common Stock or any other equity interests in, or securities of, the Issuer or any other rights or instruments (whether or not currently exercisable or convertible) that are derivative of, exchangeable for or convertible into any securities of the Issuer (collectively, “Issuer Securities”) and (ii) to hold any indebtedness of, or have any undrawn commitment to fund indebtedness to, the Issuer, but in any event no later than December 31, 2028 (the period beginning on the Agreement Date and ending on the foregoing date, the “Standstill Period”) (provided, however, that such Standstill Period may be extended upon mutual agreement by the parties hereto), unless specifically consented to in writing by Buyer, neither such Corre Party nor any of its affiliates or representatives acting on its behalf or on behalf of other persons acting in concert with such Corre Party will in any manner, directly or indirectly: (i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (A) any acquisition of any Issuer Securities (or beneficial ownership thereof), other than (I) pursuant to exercise of the Corre Warrants held by such Corre Party as of the Agreement Date or (II) purchasing Issuer Securities (including, but not limited to, Equity-Linked Securities, and exercising any rights to acquire securities or instruments thereunder) directly from the Issuer in an offering (x) generally made available to all shareholders of the Issuer or (y) made available to Buyer or its affiliates (other than the issuance of shares of Common Stock upon the exercise by Buyer or its affiliates of warrants pursuant to the Warrant Agreements), provided, that, in each case of clauses (x) and (y), unless the Issuer has directly offered the Corre Parties the opportunity to participate in such offering on a pro rata basis on the same terms as the Buyer and its affiliates, Buyer will, and will cause its affiliates to, permit the Corre Parties to participate in Buyer’s and its affiliates’ share of any such offering on terms no less favorable than those offered to Buyer and its affiliates if (1) such offering (or series of offerings, if applicable, whether or not related) undertaken after the date of this Agreement individually (or cumulatively with any prior offerings undertaken after the date of this Agreement) represents more than 5% of the Fully-Diluted Shares as determined immediately prior to such offering, (2) the price per share (or conversion, exercise or exchange price, as applicable, in the case of Equity-Linked Securities) of the equity component of any such offering is below $35.50 per share (as adjusted for stock splits, stock dividends and the like), and (3) the Buyer together with its affiliates would acquire, in the aggregate (prior to giving effect to any participation by the Corre Parties pursuant to this provision), 50.1% or more of the securities being issued in such offering (provided that, in the case of clauses (x) and (y), such Corre Party may participate in such offering, only if (and solely to the extent) necessary to preserve and maintain the same Pro Rata Ownership immediately after the consummation of such offering as it holds immediately prior to the consummation of such offering) and Buyer shall use commercially reasonable efforts (including by using such efforts with respect to arranging for a “wall-cross” of the Corre Parties) to promptly provide such Corre Party with written notice of such offering at least five Business Days in advance of such offering, (B) any short position, swap, hedge, forward contract or other arrangement that creates or is intended to create economic exposure (whether long or short) with respect to the Issuer Securities (provided that such Corre Party may enter into such transactions solely for the purposes of hedging against the economic exposure created by the Common Stock underlying its common stock purchase warrants (or such Common Stock to the extent such common stock purchase warrants are exercised) but in no event shall any such transactions result in any right to increase its ownership or voting interest in the Issuer), (C) any acquisition of any assets, indebtedness or businesses of the Issuer, (D) any tender or exchange offer, merger or other business combination involving the Issuer or the assets of the Issuer or its affiliates constituting a significant portion of the consolidated assets of the Issuer and its affiliates (other than participating in such transaction on the same terms made available to holders of securities generally), (E) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Issuer or any of its affiliates, or (F) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the U.S. Securities and Exchange Commission) or consents to vote any voting securities of the Issuer, including consents or actions with respect to the calling of a special meeting of the Issuer’s stockholders or to advise or influence any person with respect to the voting of any voting securities or interests of the Issuer; (ii) deposit any voting securities of the Issuer in a voting trust or subject voting securities of the Issuer to a voting agreement or any other arrangement or understanding with respect to the voting of such securities; (iii) form, join or in any way participate in a “group” (as defined under the Securities Exchange Act of 1934, as amended) with respect to the Issuer or otherwise act in concert with any person in respect of any such securities; provided, however, that nothing in this Agreement shall prohibit the Corre Parties from forming or maintaining a “group” with its affiliates, or from acting as a “group” with its affiliates with respect to any conduct that is not in contravention of the terms of this Agreement; (iv) otherwise act, alone or in concert with others, to seek representation on or to control or influence the Board of Directors of the Issuer (the “Board”) or the management, governing instruments, affairs or policies of the Issuer or to obtain representation on the Board other than as allowed under the Board Rights Agreement (subject to the terms and provisions of this Agreement); (v) disclose or direct any person to disclose, any intention, plan or arrangement inconsistent with the foregoing; (vi) take any action which would or would reasonably be expected to result in a request by a Governmental Entity to disclose, or could cause or require the Issuer to disclose or make a public announcement regarding, any matter of the types set forth in this paragraph; (vii) make a legal demand that the Issuer furnish any information with respect to, or afford any access to, the Issuer’s properties, books or records or (viii) advise, assist or encourage or direct any person to advise, assist or encourage any other persons in connection with any of the foregoing. Each Corre Party also agrees during the Standstill Period not to request (in any manner that would reasonably be likely to cause the Issuer or Buyer to disclose publicly) that the Buyer or any of their respective representatives, directly or indirectly, amend or waive any provision of this paragraph (including this sentence). Notwithstanding anything to the contrary in this Section 5(a), nothing in this Section 5(a) shall restrict or limit the Corre Parties’ rights and remedies under the Debt Facilities (as such term is defined in the Board Rights Agreement). Buyer and the Corre Parties acknowledge and agree that they are not a “group” (as defined under the Securities Exchange Act of 1934, as amended) with respect to the Issuer and the covenants set forth in this Section 5(a) shall be interpreted and construed to avoid “group” status. For avoidance of doubt, (A) any reference to “securities of the Issuer” in this Agreement shall include warrants and (B) nothing in this Section 5(a) shall prohibit the Corre Parties or their affiliates from selling or otherwise disposing of securities or debt instruments of the Issuer or its subsidiaries.

As used in this Section 5(a): (A) “Equity Linked Securities” means (i) any securities convertible into or exchangeable for, or any warrants or options or other rights to acquire, any capital stock, voting securities or equity interests of the Issuer or any of its subsidiaries or (ii) any existing or future instruments (including debt or non-convertible preferred stock) issued by the Issuer or any of its Subsidiaries with any accompanying Equity-Linked Securities (for the avoidance of doubt, including Series B Preferred Shares issued with accompanying Delayed Draw Warrants in connection with a Delayed Draw Closing pursuant to the Stellex Securities Purchase Agreement), provided that if an offering of Equity-Linked Securities falls under this clause (ii), for purposes of the Buyer’s obligation in the paragraph above to permit the Corre Parties to participate in Buyer’s and affiliates’ share of such offering, the Corre Parties shall be entitled to participate, in their sole discretion, solely in the accompanying Equity-Linked Securities component of such offering for a purchase price per Equity-Linked Security equal to the fair value per security ascribed to such component by the Issuer using the Black-Scholes option pricing model (or, if Buyer or Corre objects to such valuation, the numerical average of the Issuer’s fair value determination and the fair value determination of two independent valuation firms: one selected by Corre at the Corre Parties’ expense, and one selected by Buyer at Buyer’s expense); (B) “Stellex Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of September 11, 2025, by and among the Issuer and the purchasers parties thereto (as amended, restated, amended and restated, supplemented, extended, renewed or otherwise modified, in whole or in part, from time to time); each of “Delayed Draw Preferred Shares”, “Delayed Draw Warrants” and “Warrant Agreements” shall have the meaning assigned to such term in the Stellex Securities Purchase Agreement, as such agreements are in effect as of the date of this Agreement; “Corre Warrants” shall mean those certain Common Stock Purchase Warrants acquired by the Sellers having an original issuance date of December 8, 2021 (as amended, restated, amended and restated, supplemented, extended, renewed or otherwise modified, in whole or in part, from time to time); (C) “Fully Diluted Shares” means, (i) as of immediately prior to a proposed offering, the total number of issued and outstanding shares of Common Stock, after treating all outstanding in-the-money Equity Linked Securities as if such Equity-Linked Securities had been exercised, exchanged or converted (it being understood that any outstanding Equity-Linked Securities will be treated as in-the-money if, and only if, the then-applicable exercise price or conversion price (or equivalent thereof) is lower than or equal to the price per share (or conversion, exercise or exchange price, as applicable, in the case of Equity-Linked Securities) being offered in a proposed offering of Issuer Securities or Equity-Linked Securities) and (ii) as of immediately after a proposed offering, the total number of issued and outstanding shares of Common Stock (including any Issuer Securities or Equity-Linked Securities issued in such offering), after treating all outstanding in-the-money Equity Linked Securities as if such Equity-Linked Securities had been exercised, exchanged or converted (it being understood that any outstanding Equity-Linked Securities will be treated as in-the-money only if the then-applicable exercise price or conversion price (or equivalent thereof) is lower than or equal to the price per share (or conversion, exercise or exchange price, as applicable, in the case of Equity-Linked Securities) that was offered in such offering; (D) “Pro Rata Ownership” means (i) as of immediately prior to a proposed offering, the quotient, expressed as a percentage, of (A) the number of shares of Common Stock then owned by the Corre Parties and their affiliates, treating any Equity-Linked Securities then held by the Corre Parties and their affiliates on an as-converted basis only if the then-applicable exercise or conversion price (or equivalent thereof) is lower than or equal to the price per share (or conversion, exercise or exchange price, as applicable, in the case of Equity-Linked Securities) being offered in such offering (for example, if the Corre Parties hold a warrant with a $15 exercise price, and the price per share in such offering is $10, such warrant held by the Corre Parties shall not be counted on as-converted basis for purposes of Pro Rata Ownership, and, rather, if applicable, any price-based anti-dilution protections in such warrant shall apply as a result of such offering) and (B) the number of Fully-Diluted Shares and (ii) as of immediately after a proposed offering, the quotient, expressed as a percentage, of (A) the number of shares of Common Stock then owned by the Corre Parties and their affiliates (including any Issuer Securities or Equity-Linked Securities acquired by the Corre Parties in such offering), treating any Equity-Linked Securities then held by the Corre Parties and their affiliates on an as-converted basis only if the then-applicable exercise or conversion price (or equivalent thereof) is lower than or equal to the price per share (or conversion, exercise or exchange price, as applicable, in the case of Equity-Linked Securities) that was offered in such offering and (B) the number of Fully-Diluted Shares. Notwithstanding anything stated herein to the contrary, “Issuer Securities” and “Equity-Linked Securities” as used herein shall exclude (a) any Equity-Linked Securities having a conversion, exercise or exchange price, as applicable, lower than the then-applicable exercise price of the Corre Warrants (as adjusted from time to time), and (b) any Issuer Securities other than Equity-Linked Securities offered, issued or sold at a price per Issuer Security lower than such exercise price of the Corre Warrants. For the avoidance of doubt, Equity-Linked Securities shall include Delayed Draw Warrants issued in connection with a Delayed Draw Closing pursuant to the Stellex Securities Purchase Agreement.

(b) Designation of Directors.

(i) Prior to the designation by the Corre Parties of a proposed director of the Issuer pursuant to the Board Rights Agreement after the date hereof, the Corre Parties agree to (x) consult with Buyer and shall not designate a person who is not satisfactory to Buyer, in the good faith exercise of Buyer's discretion and (y) consider in good faith any Buyer recommendation(s) with respect to such potential director designee(s).

(ii) Upon the Buyer's written request, the Corre Parties shall use reasonable best efforts to obtain the resignation of the Lender Director whom the Corre Parties have previously designated pursuant to the Board Rights Agreement and shall not propose or redesignate such person to serve as a director of the Issuer; provided, that no monetary consideration shall be required to be paid by Sellers in connection therewith.

(iii) The Corre Parties’ obligation under Sections 5(b)(i)-(ii), 5(c) and 5(e) shall terminate on the earlier of (x) December 31, 2027 and (y) the date that Buyer or its affiliates obtains the right to designate one or more directors of the Issuer in addition to the number of directors that Buyer or its affiliates had the right to designate as of the Agreement Date pursuant to the Shareholders Agreement dated as of September 11, 2025 by and among the Issuer, Stellex Capital Management LLC and InspectionTech Holdings LP (such date, the “Additional Buyer Director Designation Date”) and, on such date, Corre shall deliver to the Issuer (with a copy to Buyer) a written irrevocable waiver of any and all rights of the Corre Parties under the Board Rights Agreement, including the rights of the Corre Parties with respect to the Lender Director (as defined in the Board Rights Agreement), substantially in the form of Exhibit B hereto.

(c) Until the Additional Buyer Director Designation Date, the Corre Parties (i) shall, and shall cause their affiliates to, maintain, and shall not waive, relinquish, disclaim or otherwise agree to modify, the Corre Parties’ and their affiliates’ rights with respect to the Lender Director (as defined in the Board Rights Agreement) under Section 2.2 of the Board Rights Agreement, and the Corre Parties represent, warrant and covenant that they, together with their affiliates, hold and shall not take any action within their control that would cause the Corre Parties to not hold the Lender Threshold Amount (as defined in the Board Rights Agreement); (ii) shall, in the event of any vacancy in the position of the Lender Director, designate, or cause to be designated, a nominee to fill such vacancy as contemplated by Section 5(b)(i), mutatis mutandis, and (iii) shall not, and shall cause their affiliates not to, take any action within their control to terminate, or agree to the termination of, the Board Rights Agreement without Buyer’s prior written consent. In no event shall the Corre Parties have a right to designate a Lender Director solely by virtue of their ownership of its $10 million delayed draw term loan commitment (as referenced in the Second Lien Term Loan Agreement).
(d) The Corre Parties shall promptly (and in any event within one (1) Business Day) forward to Buyer copies of any notice or other communication received by Sellers under the Board Rights Agreement, in each case to the following addresses:
InspectionTech Holdings LP
c/o Stellex Capital Management LLC
900 Third Avenue, 25th Floor
New York, NY 10022
Attention: Olivia Zhao and Tom Cassidy
Email: ozhao@stellexcapital.com and tcassidy@stellexcapital.com with a copy (which shall not constitute notice) to:

Latham & Watkins, LLP
1271 Avenue of Americas
New York, NY 10020
Attention: Peter Sluka, Ian Nussbaum, and Max Schleusener
Email: peter.sluka@lw.com, ian.nussbaum@lw.com, and max.schleusener@lw.com

(e) The Corre Parties shall cooperate in enforcing, and shall take all actions reasonably requested by Buyer to enforce, to the full extent of each Corre Party’s rights to designate a Lender Director under the Board Rights Agreement that have not been waived pursuant to this Agreement, in each case, on Buyer’s behalf or at Buyer’s request, including by pursuing specific performance and other equitable relief available under Section 4.4 of the Board Rights Agreement.
(f) Additional Undertakings. The Corre Parties agree to the undertaking set forth in Schedule IV.
(g) Remedies. The Parties acknowledge and agree that, in the event of any breach or threatened breach of this Agreement, (i) each Party shall be entitled to seek specific performance of this Agreement and injunctive or other equitable relief for any such breach or threatened breach, without proof of actual damages and (ii) such remedy shall not be deemed to be the exclusive remedy of such Party, but shall be in addition to all other remedies available at law or equity.
(h) Access to Information. Each Party acknowledges that the other Parties may be in possession of information about the Issuer not known to the other Parties (“Excluded Information”). Each Party hereby waives any and all claims and causes of action now or hereafter arising against any other Party or any of their respective affiliates to the extent such claims or causes of action are based upon or relating to any alleged non-disclosure of Excluded Information and further covenants not to assert any claims against or to sue any other Party or any of their respective directors, officers, employees, partners, agents or affiliates for any loss, damage or liability arising from or relating to Buyer’s purchase and Sellers’ sale of the Applicable Shares pursuant to this Agreement to the extent such claim is based upon or related to any alleged non-disclosure of Excluded Information.
6. Survival. Except to the extent expressly provided herein, the representations, warranties, covenants and acknowledgments of the Parties hereunder shall survive the Closing.
7. Further Assurances. From time to time, as and when requested by a Party hereto, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement. In furtherance of the foregoing, each Party agrees that it shall not take any action that, individually or in the aggregate, would reasonably be expected to materially impair or delay or prevent the ability of such Party or of any of the other Parties to perform their respective obligations under this Agreement.
8. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any Party without the prior written consent of each other Party. Any attempted assignment in violation of this Section 8 shall be void.
9. Joint Rights or Obligations; No Third-Party Beneficiaries. The rights and obligations of the Corre Parties under this Agreement are several and not joint. This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to the Issuer or any other person or entity, other than the Parties and such assigns, any legal or equitable rights hereunder.
10. Termination. This Agreement shall terminate (a) upon the later of (i) the Additional Buyer Director Designation Date and (ii) the expiration of the Standstill Period or (b) by written consent of all the Parties. Upon the termination of this Agreement pursuant to this Section 10, this Agreement will become void and of no further force or effect without liability of any Party (or any partner, member, stockholder, director, officer, employee, affiliate or representative of such Party), except that the obligations set forth in the proviso of clause (b) of Schedule IV, this Section 10 and Sections 11-20 shall each survive the termination of this Agreement. Notwithstanding the foregoing, nothing in this Agreement will relieve any Party from any liability for any fraud or willful and material breach of this Agreement.
11. Expenses. Except as expressly otherwise provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs, fees and expenses incurred in connection with the preparation and execution of this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or otherwise liable for such costs or expenses.
12. Amendments. No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by all Parties. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such Party’s rights or deprive such Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by any Party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.
13. Notices.
(a) All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by electronic transmission (including facsimile or email) against electronic delivery confirmation or mailed by internationally recognized overnight courier prepaid, in accordance with the information regarding notices in Schedule III.
(b) All such notices, requests and other communications will (i) if delivered personally to the address as provided in Section 13(a) be deemed given upon delivery, (ii) if delivered by electronic transmission to the facsimile number or email as provided for in Section 13(a), be deemed given immediately upon delivery (in the case of email, to the extent that no “bounce back”, “out of office” or similar message indicating non-delivery is returned with respect to each of the intended recipients) and (iii) if delivered by overnight courier to the address as provided in Section 13(a), be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section 13(a)).

14. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
15. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. Transmission of such counterparts by email of PDFs shall constitute effective delivery.
16. Entire Agreement. This Agreement contains the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. No Party shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.
17. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.
18. Consent to Jurisdiction. Each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agree to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Schedule III shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 18. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
19. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.
20. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

CORRE PARTIES: CORRE OPPORTUNITIES QUALIFIED MASTER FUND, LP By: Corre Partners Management, LLC, as Investment Manager By:_ /s/ John Barrett Name: John Barrett Title: Managing Member	BUYER: INSPECTIONTECH HOLDINGS LP By:_ /s/ Olivia Zhao Name: Olivia Zhao Title: Principal
CORRE HORIZON FUND, LP By: Corre Partners Management, LLC, as Investment Manager By:_ /s/ John Barrett Name: John Barrett Title: Managing Member
CORRE HORIZON II FUND, LP
By: Corre Partners Management, LLC,
as Investment Manager

By:_    /s/ John Barrett
Name: John Barrett
Title: Managing Member

CORRE PARTNERS MANAGEMENT, LLC

By:_    /s/ John Barrett
Name: John Barrett
Title: Managing Member